Exhibit 99.1

Contacts
	Investors:	Peter Poillon
+1 212 915-8084
Email: peter.poillon@willis.com

News Release	Media:	Miles Russell
+44 203 124-7446
Email: miles.russell@willis.com

Willis Group Reports Third Quarter 2013 Results

Reported growth in commissions and fees of 5.6%

Organic growth in commissions and fees of 5.7%

NEW YORK, October 29, 2013 – Willis Group Holdings plc (NYSE: WSH), the global risk advisor, insurance and reinsurance broker, today reported results for the three and nine months ended September 30, 2013.

	Three months ended September 30,			Nine months ended September 30,
	2013	2012	Change	2013	2012	Change
Reported net (loss)/income from continuing operations per diluted share	$(0.15)	$0.15	NM	$1.67	$2.03	(17.7)%

Adjusted net income from continuing operations per diluted share	$0.19	$0.22	(13.6)%	$2.22	$2.13	4.2%

Reported operating margin	9.4%	9.3%	10 bps	19.5%	21.7%	(220) bps

Adjusted operating margin	9.6%	10.9%	(130) bps	21.2%	22.5%	(130) bps

Reported commissions and fees growth	5.6%	(0.5)%		5.1%	(0.5)%

Organic commissions and fees growth	5.7%	2.2%		5.3%	1.8%

Willis Group recorded third quarter organic commissions and fees growth of 5.7%. The Group’s three business units each contributed positively to this quarter’s performance, with Willis North America contributing growth of 3.9%, Willis International contributing growth of 7.8% and Willis Global contributing growth of 6.4%.

Willis Group reported a net loss from continuing operations of $(27) million, or $(0.15) per diluted share, in the third quarter of 2013 after recording a $60 million loss related to early extinguishment of debt and an expense of $1 million for related fees. These results compare to reported earnings per diluted share of $0.15 in the third quarter of 2012. Foreign currency movements had no net impact on earnings per diluted share during the quarter.

Adjusted net income from continuing operations, which excludes the after-tax impact of the previously noted charges and other items detailed in note 3 of the supplemental financial information included in this press release, was $0.19 per diluted share in the third quarter of 2013 compared to $0.22 per diluted share, in the same period a year ago. However, both reported and adjusted results in the third quarter of 2012 would have been $0.07 per diluted share lower had the previously disclosed change to remuneration policy been effective from the beginning of 2012.

“Once again we delivered strong top line results, our fourth consecutive quarter of mid-single digit organic growth with positive contributions from each of our businesses,” said Willis Group CEO, Dominic Casserley. “We believe this is in line with the goals we laid out at our Investor Conference in July of growing revenues with positive operating leverage to improve cash flow and deliver strong shareholder returns.”

Casserley added: “Also, during the quarter, we strengthened our balance sheet by effectively refinancing portions of our nearer term debt into new debt with maturities out ten and thirty years. We accomplished that while decreasing our overall debt costs.”

Third quarter 2013 financial results

Revenues

Total revenues, which includes commissions and fees, investment income, and other income, were $795 million in the third quarter of 2013, an increase of 5.4% compared to the year ago quarter.

Total reported commissions and fees for Willis Group improved to $791 million in the third quarter of 2013, up from $749 million in the prior year quarter. Commissions and fees in the third quarter of 2013 were unfavorably impacted by $4 million of foreign currency movements. Third quarter 2013 organic commissions and fees grew 5.7% relative to the third quarter of 2012.

Commissions and fees by segment

	Three months ended September 30,			Change attributable to
	2013	2012	% Change	Foreign currency translation	Acquisitions and disposals	Organic commissions and fees growth
North America	$328	$315	4.1%	(0.4)%	0.6%	3.9%
International	213	199	7.0%	(0.8)%	0.0%	7.8%
Global	250	235	6.4%	(0.8)%	0.8%	6.4%

Commissions and fees	$791	$749	5.6%	(0.6)%	0.5%	5.7%

The table above reconciles reported commissions and fees growth to organic commissions and fees growth, as defined in note 1 of the supplemental financial information, for the three months ended September 30, 2013.

Investment income for Willis Group was $4 million in the third quarter of 2013 unchanged from the year-ago quarter.

Willis North America segment

The North America segment achieved 3.9% organic commissions and fees growth in the third quarter of 2013 compared to the third quarter of 2012.

Growth in commissions and fees was reported across most of North America’s geographic regions. Similarly, almost all of the major industry practices recorded positive growth with the two largest practices, Human Capital and Construction, growing low single digits and mid-single digits, respectively, during the quarter.

Willis International segment

The International segment achieved 7.8% organic growth in commissions and fees in the third quarter 2013 compared with the same period in 2012.

Operations in Western Europe were flat in the quarter, with growth in some countries offset by declines in others. Eastern Europe recorded low double digit growth. Operations in the U.K. declined mid-single digits. Latin America operations grew mid-teens with strong growth from a number of the larger countries in the region. Operations in Asia grew high double digits and Australasia was up low double digits.

Willis Global segment

The Global segment, which comprises Willis Re, Specialty, Placement, and Willis Capital Markets and Advisory, achieved 6.4% organic growth in commissions and fees in the third quarter of 2013, compared with the third quarter of 2012.

Global segment growth was led by Willis Re which recorded growth in the high single digits. The Specialties reinsurance business reported growth in the mid-teens, driven by new business. North America reinsurance business reported growth in the high single digits and the International reinsurance business grew mid-single digits.

Global Specialty grew mid-single digits, with good growth from new business. Most notable was the strong performance from Financial and Executive risks, and P&C and Construction during the quarter.

Expenses

Total reported expenses, which include salaries and benefits, other operating expenses, depreciation expense, amortization of intangible assets, and gains and losses on disposal of operations, were $720 million in the third quarter of 2013, compared with $684 million in the third quarter of 2012, an increase of 5.3%. Total expenses were favorably impacted by $4 million of foreign currency movements in the third quarter of 2013 and the quarter over quarter comparison was negatively impacted by the previously disclosed change in remuneration policy, discussed below.

Reported salaries and benefits were $541 million in the third quarter of 2013, compared with $502 million in the third quarter of 2012, an increase of 7.8%. Had the previously disclosed change in remuneration policy been effective from January 1, 2012, comparable salaries and benefits in the third quarter of 2012 would have been approximately $17 million higher and the quarter over quarter increase in salaries and benefits would have been 4.2%.

This remaining increase in reported salaries and benefits was primarily due to increased headcount relative to the prior year and annual salary reviews, partially offset by favorable foreign currency movements amounting to $3 million in the quarter.

Reported salaries and benefits were equivalent to 68.1% of revenues in the third quarter of 2013 and, had the previously disclosed change in remuneration policy been effective from January 1, 2012, salaries and benefits would have been 68.8% of revenues in the third quarter of 2012.

Other operating expenses in the third quarter of 2013 were $144 million, compared to $146 million in the year ago period, a decrease of 1.4%.

Other operating expenses in the third quarters of 2013 and 2012 were impacted by items detailed in note 2 of the supplemental financial information. After adjusting for these items, other operating expenses were $8 million or 5.9% higher in third quarter 2013 compared to the year ago period. This increase was primarily driven by higher business development expenses and professional fees.

Depreciation and Amortization of intangible assets were $21 million and $14 million respectively, in both third quarter 2013 and 2012.

Operating margin

Willis Group reported and adjusted operating margin was 9.4% and 9.6%, respectively, in the third quarter 2013. This compares to reported and adjusted operating margin in third quarter 2012 of 9.3% and 10.9%, respectively. The decline in adjusted operating margin was primarily driven by higher salary and benefits and other operating expenses (as discussed above); partially offset by higher commissions and fees.

Interest expense

Interest expense was $30 million in the third quarter of 2013 compared with $32 million in the year ago quarter.

Early extinguishment of debt

Willis Group recorded a $60 million loss related to the previously announced early extinguishment of debt that was executed during the quarter in conjunction with the refinancing of a portion of the Company’s outstanding debt, as described below in “Balance sheet and capital management highlights”. The Company also reported a $1 million expense (recorded within Other operating expenses) for related fees.

Tax

Despite reporting a pre-tax net loss of $(15) million for the quarter ended September 30, 2013, the Company recorded $11 million of tax expense in the period. This was driven by the charges related to the early extinguishment of debt that was issued by Willis North America. As previously disclosed, the Company has maintained a valuation allowance against net U.S. deferred tax assets. Therefore, no tax benefit was recognized for the debt extinguishment charges recorded during the quarter, resulting in a higher consolidated tax expense. When looking at the quarter’s results excluding the extinguishment charges, the tax rate was approximately 24%. For the nine months ended September, 30, 2013, the reported tax rate was approximately 23%. The reported tax rate for the three months and nine months ended September 30, 2012 was 26% and 24%, respectively.

Nine months 2013 financial results

Reported net income from continuing operations, for the nine months ended September 30, 2013 was $297 million, or $1.67 per diluted share, compared with $358 million, or $2.03 per diluted share, in the same period a year ago.

Adjusted earnings from continuing operations per diluted share, which excludes the impact of items detailed in note 3 of the supplemental financial information, were $2.22 for the nine months ended September 30, 2013 compared with $2.13 in the comparable period of 2012. However, both reported and adjusted results in the first nine months of 2012 would have been $0.14 per diluted share lower had the previously disclosed change to remuneration policy been effective from the beginning of 2012. Net foreign currency movements decreased earnings by $0.04 per diluted share in the nine months ended September 30, 2013.

Total commissions and fees were $2,722 million for the first nine months of 2013, compared to $2,591 million for the first nine months of 2012. Organic growth in commissions and fees was 5.3% in the first nine months of 2013.

	Nine months ended September 30,			Change attributable to
	2013	2012	% Change	Foreign currency translation	Acquisitions and disposals	Organic commissions and fees growth
North America	$1,024	$975	5.0%	(0.1)%	0.6%	4.5%
International	760	729	4.3%	(0.4)%	0.2%	4.5%
Global	938	887	5.7%	(1.2)%	0.2%	6.7%

Commissions and fees	$2,722	$2,591	5.1%	(0.5)%	0.3%	5.3%

The table above reconciles reported commissions and fees growth to organic commissions and fees growth, as defined in note 1 of the supplemental financial information, for the nine months ended September 30, 2013

Reported operating margin was 19.5% for the nine months ended September 30, 2013 compared with 21.7% for the same period last year. Excluding items detailed in note 2 of the supplemental financial information, adjusted operating margin was 21.2% for the first nine months of 2013 compared with 22.5% a year ago.

Balance sheet and capital management highlights

As of September 30, 2013, cash and cash equivalents totaled $623 million, total debt was $2,332 million and total equity was $2,047 million. As of December 31, 2012, cash and cash equivalents were $500 million, total debt was $2,353 million and total equity was $1,725 million.

As previously disclosed, in the third quarter of 2013, Willis Group completed an amendment and extension to its existing senior unsecured credit facility. The maturity date of the $300 million 5-year term loan was extended to July 2018 from December 2016. At the same time, the $500 million revolving credit facility was increased by $300 million to $800 million and the maturity date of any borrowings from that facility was also extended to July 2018 from December 2016.

In addition, during the quarter, the Company issued $250 million of 4.625% senior notes due August 2023 and $275 million of 6.125% senior notes due August 2043.

The net proceeds from the notes offering were used to repurchase $521 million aggregate principal amount of the Company’s outstanding senior notes (comprising $202 million of 5.625% senior notes due 2015, $206 million of 6.200% senior notes due 2017 and $113 million of 7.000% senior notes due 2019) through a tender offer. The net result of the refinancing was to extend the weighted average maturity of our outstanding debt by about 4 years while slightly decreasing the weighted average coupon.

Dividends

At its October 2013 Board meeting, the Board of Directors approved a regular quarterly cash dividend of $0.28 per share (an annual rate of $1.12 per share). The dividend is payable on January 15, 2014 to shareholders of record at December 31, 2013.

Conference call, webcast and slide presentation

A conference call to discuss the third quarter 2013 results will be held on Wednesday, October 30, 2013, at 8:00 AM Eastern Time. To participate in the live call, please dial (866) 803-2143 (U.S.) or +1 (210) 795-1098 (international) with a pass code of “Willis”. A live (listen-only) audio web cast may be accessed through the investor relations section of the Company website at www.willis.com.

A replay of the call will be available through November 30, 2013 at 5:00 PM Eastern Time, by calling (800) 645-7395 (U.S.) or + 1 (203) 369-3306 (international). A replay of the webcast will be available through the website.

The Company may refer to a slide presentation during its conference call. The slides will be available to view and download from the investor relations section of the Company’s website at www.willis.com.

About Willis

Willis Group Holdings plc is a leading global risk advisor, insurance and reinsurance broker. With roots dating to 1828, Willis operates today on every continent with more than 17,000 employees in over 400 offices. Willis offers its clients superior expertise, teamwork, innovation and market-leading products and professional services in risk management and transfer. Our experts rank among the world’s leading authorities on analytics, modelling and mitigation strategies at the intersection of global commerce and extreme events. Find more information at our Website, www.willis.com, our leadership journal, Resilience, or our up-to-the-minute blog on breaking news, WillisWire. Across geographies, industries and specialisms, Willis provides its local and multinational clients with resilience for a risky world.

Forward-looking statements

We have included in this document ‘forward-looking statements’ within the meaning of Section 27A of the Securities Act of 1933, and Section 21E of the Securities Exchange Act of 1934, which are intended to be covered by the safe harbors created by those laws. These forward-looking statements include information about possible or assumed future results of our operations. All statements, other than statements of historical facts that address activities, events or developments that we expect or anticipate may occur in the future, including such things as our outlook, future capital expenditures, growth in commissions and fees, business strategies, competitive strengths, goals, the benefits of new initiatives, growth of our business and operations, plans and references to future successes, are forward-looking statements. Also, when we use the words such as ‘anticipate’, ‘believe’, ‘estimate’, ‘expect’, ‘intend’, ‘plan’, ‘probably’, or similar expressions, we are making forward-looking statements.

There are important uncertainties, events and factors that could cause our actual results or performance to differ materially from those in the forward-looking statements contained in this document, including the following:

•	the impact of any regional, national or global political, economic, business, competitive, market, environmental or regulatory conditions on our global business operations;

•	the impact of current financial market conditions on our results of operations and financial condition, including as a result of those associated with the current Eurozone crisis, any insolvencies of or other difficulties experienced by our clients, insurance companies or financial institutions;

•	our ability to implement and realize anticipated benefits of any expense reduction initiative, charge or any revenue generating initiatives;

•	our ability to implement and fully realize anticipated benefits of our new growth strategy;

•	volatility or declines in insurance markets and premiums on which our commissions are based, but which we do not control;

•	our ability to continue to manage our significant indebtedness;

•	our ability to compete effectively in our industry, including the impact of our refusal to accept contingent commissions from carriers in the non-Human Capital areas of our retail brokerage business;

•	material changes in commercial property and casualty markets generally or the availability of insurance products or changes in premiums resulting from a catastrophic event, such as a hurricane;

•	our ability to retain key employees and clients and attract new business;

•	the timing or ability to carry out share repurchases and redemptions;

•	the timing or ability to carry out refinancing or take other steps to manage our capital and the limitations in our long term debt agreements that may restrict our ability to take these actions;

•	fluctuations in our earnings as a result of potential changes to our valuation allowance(s) on our deferred tax assets;

•	any fluctuations in exchange and interest rates that could affect expenses and revenue;

•	the potential costs and difficulties in complying with a wide variety of foreign laws and regulations and any related changes, given the global scope of our operations;

•	rating agency actions that could inhibit our ability to borrow funds or the pricing thereof;

•	a significant decline in the value of investments that fund our pension plans or changes in our pension plan liabilities or funding obligations;

•	our ability to achieve the expected strategic benefits of transactions, including any growth from associates;

•	further impairment of the goodwill of one of our reporting units, in which case we may be required to record additional significant charges to earnings;

•	our ability to receive dividends or other distributions in needed amounts from our subsidiaries;

•	changes in the tax or accounting treatment of our operations and fluctuations in our tax rate;

•	any potential impact from the US healthcare reform legislation;

•	our involvements in and the results of any regulatory investigations, legal proceedings and other contingencies;

•	underwriting, advisory or reputational risks associated with non-core operations as well as the potential significant impact our non-core operations (including the Willis Capital Markets & Advisory operations) can have on our financial results;

•	our exposure to potential liabilities arising from errors and omissions and other potential claims against us; and

•	the interruption or loss of our information processing systems or failure to maintain secure information systems.

The foregoing list of factors is not exhaustive and new factors may emerge from time to time that could also affect actual performance and results. For more information see the section entitled ‘‘Risk Factors’’ included in Willis’ Form 10-K for the year ended December 31, 2012 and our subsequent filings with the Securities and Exchange Commission. Copies are available online at http://www.sec.gov or www.willis.com.

Although we believe that the assumptions underlying our forward-looking statements are reasonable, any of these assumptions, and therefore also the forward-looking statements based on these assumptions, could themselves prove to be inaccurate. In light of the significant uncertainties inherent in the forward-looking statements included in this document, our inclusion of this information is not a representation or guarantee by us that our objectives and plans will be achieved.

Our forward-looking statements speak only as of the date made and we will not update these forward-looking statements unless the securities laws require us to do so. In light of these risks, uncertainties and assumptions, the forward-looking events discussed in this document may not occur, and we caution you against unduly relying on these forward-looking statements.

Non-GAAP supplemental financial information

This press release contains references to non-GAAP financial measures as defined in Regulation G of SEC rules. Consistent with Regulation G, a reconciliation of this supplemental financial information to our GAAP information is in the note disclosures that follow. We present such non-GAAP supplemental financial information, as we believe such information is of interest to the investment community because it provides additional meaningful methods of evaluating certain aspects of the Company’s operating performance from period to period on a basis that may not be otherwise apparent on a GAAP basis. This supplemental financial information should be viewed in addition to, not in lieu of, the Company’s condensed consolidated financial statements.

# # #

WILLIS GROUP HOLDINGS plc

CONDENSED CONSOLIDATED INCOME STATEMENTS

(in millions, except per share data)

(unaudited)

	Three months ended September 30,		Nine months ended September 30,
	2013	2012	2013	2012
Revenues
Commissions and fees	$791	$749	$2,722	$2,591
Investment income	4	4	11	14
Other income	—	1	3	4

Total revenues	795	754	2,736	2,609

Expenses
Salaries and benefits (including share-based compensation of $10 million, $7 million, $31 million, $24 million)	541	502	1,638	1,508
Other operating expenses	144	146	455	431
Depreciation expense	21	21	68	59
Amortization of intangible assets	14	14	42	44
Loss on disposal of operations	—	1	—	1

Total expenses	720	684	2,203	2,043

Operating income	75	70	533	566
Loss on extinguishment of debt	60	—	60	—
Interest expense	30	32	93	97

(Loss) income from continuing operations before income taxes and interest in earnings of associates	(15)	38	380	469
Income taxes	11	10	88	114

(Loss) income from continuing operations before interest in earnings of associates	(26)	28	292	355
Interest in earnings of associates, net of tax	(1)	(2)	11	12

(Loss) income from continuing operations	(27)	26	303	367
Discontinued operations, net of tax	—	—	—	1

Net (loss) income	(27)	26	303	368
Net income attributable to noncontrolling interests	—	—	(6)	(9)

Net (loss) income attributable to Willis Group Holdings plc	$(27)	$26	$297	$359

Amounts attributable to Willis Group Holdings plc shareholders
(Loss) income from continuing operations, net of tax	$(27)	$26	$297	$358
Income from discontinued operations, net of tax	—	—	—	1

Net (loss) income attributable to Willis Group Holdings plc	$(27)	$26	$297	$359

WILLIS GROUP HOLDINGS plc

CONDENSED CONSOLIDATED INCOME STATEMENTS

(in millions, except per share data)

(unaudited)

	Three months ended September 30,		Nine months ended September 30,
	2013	2012	2013	2012
Earnings per share – basic and diluted
Basic earnings per share:
Continuing operations	$(0.15)	$0.15	$1.70	$2.07
Discontinued operations	—	—	—	0.01

Net (loss) income attributable to Willis Group Holdings plc shareholders	$(0.15)	$0.15	$1.70	$2.08

Diluted earnings per share:
Continuing operations	$(0.15)	$0.15	$1.67	$2.03
Discontinued operations	—	—	—	0.01

Net (loss) income attributable to Willis Group Holdings plc shareholders	$(0.15)	$0.15	$1.67	$2.04

Average number of shares outstanding
– Basic	177	173	175	173
– Diluted	177	175	178	176
Shares outstanding at September 30 (thousands)	177,299	172,703	177,299	172,703

WILLIS GROUP HOLDINGS plc

SUMMARY DRAFT BALANCE SHEETS

(in millions) (unaudited)

	September 30, 2013	December 31, 2012
Current assets
Cash & cash equivalents	$623	$500
Accounts receivable, net	964	933
Fiduciary assets	9,218	9,271
Deferred tax assets	14	13
Other current assets	195	181

Total current assets	11,014	10,898

Non-current assets
Fixed assets, net	472	468
Goodwill	2,846	2,827
Other intangible assets, net	361	385
Investments in associates	184	174
Deferred tax assets	6	18
Pension benefits asset	253	136
Other non-current assets	187	206

Total non-current assets	4,309	4,214

Total assets	$15,323	$15,112

Liabilities and equity
Current liabilities
Fiduciary liabilities	$9,218	$9,271
Deferred revenue and accrued expenses	489	541
Income taxes payable	33	19
Short-term debt and current portion of long-term debt	17	15
Deferred tax liabilities	18	21
Other current liabilities	368	327

Total current liabilities	10,143	10,194

Non-current liabilities
Long-term debt	2,315	2,338
Liability for pension benefits	229	282
Deferred tax liabilities	36	18
Provision for liabilities	208	180
Other non-current liabilities	345	375

Total non-current liabilities	3,133	3,193

Total liabilities	13,276	13,387

Equity attributable to Willis Group Holdings plc	2,024	1,699
Noncontrolling interests	23	26

Total equity	2,047	1,725

Total liabilities and equity	$15,323	$15,112

WILLIS GROUP HOLDINGS plc

SUPPLEMENTAL FINANCIAL INFORMATION

(in millions, except per share data) (unaudited)

1.	Definitions of non-GAAP financial measures

We believe that investors’ understanding of the Company’s performance is enhanced by our disclosure of the following non-GAAP financial measures. Our method of calculating these measures may differ from those used by other companies and therefore comparability may be limited.

Organic commissions and fees growth

Organic commissions and fees growth excludes: (i) the impact of foreign currency translation; (ii) the first twelve months of net commission and fee revenues generated from acquisitions; and (iii) the net commission and fee revenues related to operations disposed of in each period presented, from reported commissions and fees growth.

We believe organic growth in commissions and fees provides a measure that the investment community may find helpful in assessing the performance of operations that were part of our operations in both the current and prior periods, and provides a measure against which our businesses may be assessed in the future.

Adjusted operating income, adjusted net income from continuing operations and adjusted net income from continuing operations per diluted share.

Adjusted operating income, adjusted net income from continuing operations and adjusted net income from continuing operations per diluted share are calculated by excluding the impact of certain items from operating income, net (loss) income from continuing operations and net (loss) income from continuing operations per diluted share, respectively, the most directly comparable GAAP measures. We believe that excluding these items, as applicable, from operating income and net (loss) income from continuing operations, provides a more complete and consistent comparative analysis of our results of operations.

WILLIS GROUP HOLDINGS plc

SUPPLEMENTAL FINANCIAL INFORMATION

(in millions, except per share data) (unaudited)

2.	Adjusted operating income

The following table reconciles operating income, the most directly comparable GAAP measure, to adjusted operating income, for the three and nine months ended September 30, 2013 and 2012:

	Three months ended September 30,
	2013	2012	% Change
Operating income	$75	$70	7.1%
Excluding:
Fees related to the extinguishment of debt	1	—
India JV settlement	—	11
Loss on disposal of operations	—	1

Adjusted operating income	$76	$82	(7.3)%

Operating margin, or operating Income as a percentage of total revenues	9.4%	9.3%

Adjusted operating margin, or adjusted operating income as a percentage of total revenues	9.6%	10.9%

	Nine months ended September 30,
	2013	2012	% Change
Operating income	$533	$566	(5.8)%
Excluding:
Fees related to the extinguishment of debt	1	—
Expense reduction initiative	46	—
India JV settlement	—	11
Loss on disposal of operations	—	1
Insurance recovery	—	(5)
Write-off of uncollectible accounts receivable and legal fees	—	13

Adjusted operating income	$580	$586	(1.0)%

Operating margin, or operating income as a percentage of total revenues	19.5%	21.7%

Adjusted operating margin, or adjusted operating Income as a percentage of total revenues	21.2%	22.5%

WILLIS GROUP HOLDINGS plc

SUPPLEMENTAL FINANCIAL INFORMATION

(in millions, except per share data) (unaudited)

3.	Adjusted net income from continuing operations

The following table reconciles net (loss) income from continuing operations and net (loss) income from continuing operations per diluted share, the most directly comparable GAAP measures, to adjusted net income from continuing operations and adjusted net (loss) income from continuing operations per diluted share, for the three and nine months ended September 30, 2013 and 2012:

	Three months ended September 30,			Per diluted share Three months ended September 30,
	2013	2012	% Change	2013	2012	% Change
Net (loss) income from continuing operations attributable to Willis Group Holdings plc	$(27)	$26	NM	$(0.15)	$0.15	NM
Excluding:
Fees related to the extinguishment of debt, net of tax ($nil, $nil)	1	—		0.01	—
Loss on extinguishment of debt, net of tax ($nil, $nil)	60	—		0.33	—
India JV settlement, net of tax ($nil, $nil)	—	11		—	0.06
Loss on disposal of operations, net of tax ($nil, $nil)	—	1		—	0.01

Adjusted net income from continuing operations	$34	$38	(10.5)%	$0.19	$0.22	(13.6)%

Average diluted shares outstanding(a)	180	175

(a)	Diluted earnings per share are calculated by dividing net income by the average number of shares outstanding during each period. However, potentially issuable shares were not included in the calculation of diluted earnings per share for the three months ended September 30, 2013 because the Company’s net loss rendered their impact anti-dilutive. The dilutive impact of potentially issuable shares had $nil impact on reconciling to adjusted earnings per share from continuing operations.

WILLIS GROUP HOLDINGS plc

SUPPLEMENTAL FINANCIAL INFORMATION

(in millions, except per share data) (unaudited)

3.	Adjusted net income from continuing operations (continued)

	Nine months ended September 30,			Per diluted share Nine months ended September 30,
	2013	2012	% Change	2013	2012	% Change
Net Income from continuing operations attributable to Willis Group Holdings plc	$297	$358	(17.0)%	$1.67	$2.03	(17.7)%

Excluding:
Fees related to the extinguishment of debt, net of tax ($nil, $nil)	1	—		0.01	—
Loss on extinguishment of debt, net of tax ($nil, $nil)	60	—		0.33	—
Expense reduction initiative, net of tax ($8, $nil)	38	—		0.21	—
India JV settlement, net of tax ($nil, $nil)	—	11		—	0.06
Loss on disposal of operations, net of tax ($nil, $nil)	—	1		—	0.01
Insurance recovery, net of tax ($nil, $2)	—	(3)		—	(0.02)
Write-off of uncollectible accounts receivable and legal fees, net of tax ($nil, $5)	—	8		—	0.05

Adjusted net income from continuing operations	$396	$375	5.6%	$2.22	$2.13	4.2%

Average diluted shares outstanding	178	176

WILLIS GROUP HOLDINGS plc

SUPPLEMENTAL FINANCIAL INFORMATION

(in millions, except per share data) (unaudited)

4.	Condensed consolidated income statements by quarter

	2012						2013
	Q1	Q2	Q3	Q3 YTD	Q4	FY	Q1	Q2	Q3	Q3 YTD
Revenues
Commissions and fees	$1,005	$837	$749	$2,591	$867	$3,458	$1,046	$885	$791	$2,722
Investment income	5	5	4	14	4	18	4	3	4	11
Other income	3	—	1	4	—	4	1	2	—	1

Total revenues	1,013	842	754	2,609	871	3,480	1,051	890	795	2,736

Expenses
Salaries and benefits	506	500	502	1,508	967	2,475	568	529	541	1,638
Other operating expenses	156	129	146	431	150	581	156	155	144	455
Depreciation expense	19	19	21	59	20	79	26	21	21	68
Amortization of intangible assets	15	15	14	44	15	59	14	14	14	42
Goodwill impairment charge	—	—	—	—	492	492	—	—	—	—
Net loss on disposal of operations	—	—	1	1	2	3	—	—	—	—

Total expenses	696	663	684	2,043	1,646	3,689	764	719	720	2,203

Operating income (loss)	317	179	70	566	(775)	(209)	287	171	75	533

Loss on extinguishment of debt	—	—	—	—	—	—	—	—	60	60
Interest expense	32	33	32	97	31	128	31	32	30	93

Income (loss) before income taxes and interest in earnings of associates	285	146	38	469	(806)	(337)	256	139	(15)	380

Income tax charge (credit)	68	36	10	114	(13)	101	48	29	11	88

Income (loss) before interest in earnings of associates	217	110	28	355	(793)	(438)	208	110	(26)	292

Interest in earnings of associates, net of tax	15	(1)	(2)	12	(7)	5	15	(3)	(1)	11

Income (loss) from continuing operations	232	109	26	367	(800)	(433)	223	107	(27)	303
Discontinued operations, net of tax	—	1	—	1	(1)	—	—	—	—	—

Net income (loss)	232	110	26	368	(801)	(433)	223	107	(27)	303
Net income attributable to noncontrolling interests	(7)	(2)	—	(9)	(4)	(13)	(4)	(2)	—	(6)

Net income (loss) attributable to Willis Group Holdings plc	$225	$108	$26	$359	$(805)	$(446)	$219	$105	$(27)	$297

Diluted earnings per share
Net income (loss) attributable to Willis Group Holdings plc shareholders	$1.28	$0.61	$0.15	$2.04	$(4.65)	$(2.58)	$1.24	$0.59	$(0.15)	$1.67

Average number of shares outstanding
– Diluted	176	176	175	176	173	173	176	178	177	178

WILLIS GROUP HOLDINGS plc

SUPPLEMENTAL FINANCIAL INFORMATION

(in millions, except per share data) (unaudited)

5.	Segment information by quarter

	2012						2013
	Q1	Q2	Q3	Q3 YTD	Q4	FY	Q1	Q2	Q3	Q3 YTD
Commissions and fees
Global	$370	$282	$235	$887	$237	$1,124	$383	$305	$250	$938
North America	346	314	315	975	331	1,306	363	333	328	1,024
International	289	241	199	729	299	1,028	300	247	213	760

Total commissions and fees	$1,005	$837	$749	$2,591	$867	$3,458	$1,046	$885	$791	$2,722

Total revenues
Global	$372	$283	$235	$890	$239	$1,129	$384	$306	$251	$941
North America(a)	349	315	318	982	331	1,313	365	335	329	1,029
International	292	244	201	737	301	1,038	302	249	215	766

Total revenues	$1,013	$842	$754	$2,609	$871	$3,480	$1,051	$890	$795	$2,736

Operating income
Global	$179	$94	$52	$325	$47	$372	$171	$106	$36	$313
North America	82	48	53	183	57	240	89	57	57	203
International	81	40	(9)	112	71	183	86	27	(9)	104
Corporate and other(b)	(25)	(3)	(26)	(54)	(950)	(1,004)	(59)	(19)	(9)	(87)

Total operating income	$317	$179	$70	$566	$(775)	$(209)	$287	$171	$75	$533

Organic commissions and fees growth
Global	4.7%	6.8%	2.9%	4.6%	11.6%	6.1%	4.1%	10.3%	6.4%	6.7%
North America	(2.0)%	(3.0)%	(0.5)%	(2.0)%	5.0%	(0.6)%	4.3%	5.5%	3.9%	4.5%
International	4.3%	2.0%	4.9%	4.0%	7.4%	4.9%	3.8%	2.6%	7.8%	4.5%

Total organic commissions and fees growth	2.1%	1.5%	2.2%	1.8%	7.5%	3.1%	4.1%	6.3%	5.7%	5.3%

Operating margin
Global	48.1%	33.2%	22.1%	36.5%	19.7%	32.9%	44.5%	34.6%	14.3%	33.3%
North America	23.5%	15.2%	16.7%	18.6%	17.2%	18.3%	24.4%	17.0%	17.3%	19.7%
International	27.7%	16.4%	(4.5)%	15.2%	23.6%	17.6%	28.5%	10.8%	(4.2)%	13.6%
Total operating margin	31.3%	21.3%	9.3%	21.7%	(89.0)%	(6.0)%	27.3%	19.2%	9.4%	19.5%

(a)	Total revenues in the North America segment includes other income comprising gains on disposal of intangible assets, which primarily arise from settlements enforcing non-compete agreements in the event of losing accounts through producer defection or the disposal of books of business.
(b)	Corporate and other includes the costs of the holding company, foreign exchange hedging activities, foreign exchange on the UK pension plan asset, foreign exchange gains and losses from currency purchases and sales, amortization of intangible assets, net gains and losses on disposal of operations, certain legal costs, write-off of uncollectible accounts receivable and associated legal fees, insurance recovery, India JV settlement, North America segment goodwill impairment, charges associated with the change in remuneration policy, expense reduction initiative costs and fees related to the extinguishment of debt.